Exhibit 10.5

Urologix, Inc.

14405 – 21st Avenue North

Minneapolis, MN 55447

July 19, 2004

Mr. Fred B. Parks

117 Portland Avenue

Minneapolis, MN 55401

Dear Fred:

This letter constitutes an amendment to our letter agreement dated September 29, 2003 (the “Letter Agreement”).

The paragraph entitled “Change in Control” is hereby amended in its entirety as follows:

“Change in Control: If a Change in Control (as defined in Schedule 1) shall occur and your employment is terminated without Cause or by you for Good Reason (as defined in Schedule 1), Urologix shall pay you a severance payment in cash in a single sum within sixty (60) days of the date of termination equal to 200% of the sum of your annual target compensation (base salary and bonus) in effect on such date. In addition, Urologix shall continue the health, dental and life insurance benefits substantially similar to those you are receiving or are entitled to receive prior to your termination for a period of twenty-four (24) months, or such shorter continuation period required under applicable law. Urologix shall pay the employee’s share of the premiums for such benefits. The payments under this paragraph shall be in lieu of and shall offset the amount of any severance to which you are entitled under the “Severance” paragraph above.”

In addition, effective July 1, 2004, you shall no longer receive a fee for your duties as Chairman of the Board. Your base salary as of July 1, 2004 shall be $318,000 per year and your annual target bonus will be based upon achievement of corporate goals as established by the Compensation Committee with respect to each fiscal year of the Company.

This amendment is effective immediately upon your execution of this letter. If this letter accurately reflects our understanding and agreement, please sign the original and return it to me. The copy is for your file.

Sincerely,

/s/ Todd E. Paulson
Todd E. Paulson
Chief Financial Officer

The terms of this letter are accepted and agreed:

/s/ Fred B. Parks
Fred B. Parks
Dated: July 19, 2004